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Exhibit (a)(1)(N)

TO:	Employees with Eligible Stock Options
FROM:	Jerry Rawls
DATE:	December 11, 2002
SUBJECT:	Extension of Option Exchange Program

The original deadline for electing to participate in, or for modifying or withdrawing your election to participate in, the Finisar stock option exchange program was 9:00 p.m., Pacific Time, yesterday, December 10, 2002. Finisar has extended this deadline by five business days.

As of the time of the original expiration of option exchange offer, 91 eligible employees, or approximately 15% of the total number of eligible employees, had elected to participate in the option exchange program. These employees had tendered options to purchase a total of 10,122,905 shares of our common stock, or approximately 30% of the total number of shares covered by eligible options. We are extending the program in order to assure that all eligible employees who wish to participate have an opportunity to do so. We also believe that the foregoing information regarding the level of participation in the program may be of interest to eligible employees who may still be considering their participation in the program, or the potential modification or withdrawal of their participation.

The new deadline for electing to participate in the program is 9:00 p.m., Pacific Time, on December 17, 2002 (unless further extended prior to that time). Until the new deadline, you may also withdraw your tendered options. After the extended deadline, your election to participate in the program will be irrevocable.

You should carefully review the Offer to Exchange and the supplemental information and forms previously provided. Should you wish to participate, or modify your participation in, the program, you should complete and return an Election Form. Should you wish to withdraw your participation, you should complete and return a Notice to Withdraw From the Offer.

If you have any questions concerning the extension of the program, need additional copies of any of the program materials or forms, or require other information or assistance regarding your participation in the program, please contact Shelby Palmer or Steve Workman.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS FOR EXCHANGE.

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  Exhibit (a)(1)(N)